Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119

FMC on Growth Track to Double Sales and More than Double
Earnings by 2015

Company Confirms Outlook at Investor Day to Meet or Exceed Aggressive Performance Targets as Part of Six-Year Vision 2015 Strategy

PHILADELPHIA, December 11, 2012 - FMC Corporation (NYSE:FMC) today announced the company is on track to meet or exceed aggressive performance targets as part of its Vision 2015 strategy to profitably double the company's size.

At its 2012 Investor Day conference in New York, Pierre Brondeau, FMC president, CEO and chairman, said that over the last three years, FMC has executed its growth plan and has capitalized on the unique strengths of the company to deliver strong performance against Vision 2015 targets announced in 2010.

“We developed an aggressive, but achievable, strategy to unlock the growth potential of FMC, leading to a larger, more profitable, faster growing specialty chemicals company,” Brondeau said. “Halfway through our plan, we are well on our way to achieve or exceed our targets. We've delivered exceptional results over the last several years, despite continuing macroeconomic uncertainty.”

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Strong Progress to Deliver Vision 2015
The company provided an update on its expectations for Vision 2015 during the event:

•	FMC expects to exceed its $5 billion 2015 sales target by at least 10 percent. This would represent more than doubling of company revenues since 2009.

•	The company expects to meet or exceed its 2015 EBIT target of $1.2 billion, approximately 2.5 times its EBIT in 2009. EBIT is up 50 percent over the last three years.

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Return on Invested Capital (ROIC) will remain well above the Vision 2015 target of mid-teens or higher. The company has expanded total EBIT margins, up more than 120 basis points from 2009 through today, despite significant growth investments. The company expects EBIT margins to continue to expand an additional 230 basis points by 2015.

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FMC continues to maintain disciplined and balanced cash deployment, with more than $1.5 billion deployed in the last three years. Approximately 40 percent has been used for organic reinvestment, approximately 20 percent for external growth, and approximately 35 percent returned to shareholders in the form of dividends and share repurchases.

Updated Vision 2015 Expectations in Reportable Segments
FMC expects its Agricultural Products Group to deliver sales of approximately $2.8 billion and EBIT of approximately $675 million in 2015. Performance drivers include a rich organic growth pipeline with sustained premium margins and a unique manufacturing and R&D model that delivers results at lower cost.

The Specialty Chemicals Group is expected to deliver sales of approximately $1.2 billion and EBIT of approximately $275 million in 2015.  Driving this performance are continued solid, steady performance from the BioPolymer business with the new natural colors and pectin product lines helping to accelerate growth. Lithium performance is anticipated to improve, driven by mix optimization and cost reduction initiatives.

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The Industrial Chemicals Group is expected to deliver sales of approximately $1.4 billion, generating EBIT of approximately $250 million in 2015. This performance will be driven by the company's market leadership in soda ash, the continuing shift toward higher value specialties in Peroxygens and growing the new FMC Environmental Solutions business unit.

Cash Deployment Through 2015
FMC expects to have approximately $4 billion in cash to deploy over the plan horizon ending in 2015. Approximately $3 billion will be generated from cumulative cash flow from operations, with the remainder coming from the company's borrowing capacity. The company expects to invest more in organic growth opportunities than originally contemplated at the start of Vision 2015, and will continue to pursue strategic external investments. Large, complex or transformational acquisitions are not expected over the plan horizon.

The company earlier today announced that its Board of Directors approved a 50 percent increase in its dividend. In the future, FMC's dividend is expected to grow broadly in line with the rate of earnings growth. Furthermore, the company expects to continue share repurchases at a pace of $100 million to $150 million per year, with timing and size of repurchases opportunistic relative to other uses of cash.

Earnings Per Share Growth
FMC expects adjusted earnings per share (EPS) to grow at a rate of approximately 18 to 22 percent per year from 2012 through 2015, continuing the company's strong EPS performance. For 2013, while the company is not quite ready to provide formal guidance, the company does anticipate adjusted EPS growth in the mid-teens percent range versus 2012.

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Beyond 2015
“Our management team is intently focused on delivering what we said we'd do,” said Brondeau. “We're on the right trajectory to meet or exceed our Vision 2015 targets, and we're planting the right seeds today to ensure strong profitable growth well beyond 2015. We continue to evolve our portfolio, investing in current product lines and pursuing new ones. Over the next few years, we fully expect meaningful contributions from the new FMC Environmental Solutions business, from new natural colors and pectin product lines and from our expanding Agricultural Products portfolio,” Brondeau added.

“Our growth through 2015 and beyond also will be driven by technology investments that support commercial success, continued expansion in fast-growing rapidly developing economies and our ongoing rebalancing of FMC's centralized/decentralized organizational model that leverages our size without compromising strong business accountability,” Brondeau said.

Today's Investor Day event was webcast live over the internet. A replay of the webcast and a copy of today's presentations are available on the Investor Relations section of the company's website at www.fmc.com.

About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2011, FMC had annual sales of approximately $3.4 billion. The company employs approximately 5,500 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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